SANTA FE GOLD CORPORATION
SECURED CONVERTIBLE NOTE

A$2,000,000.00	OCTOBER 24, 2012

     For Value Received, the undersigned, Santa Fe Gold Corporation, a Delaware corporation ("BORROWER"), under the terms of this Secured Convertible Note ("NOTE") hereby unconditionally promises to pay to the order of International Goldfields Limited, an Australian company ("CREDITOR"), by wire transfer to such account as Creditor shall provide notice of to Borrower or by check, in lawful money of the United States of America and in immediately available funds, the principal amount borrowed and outstanding hereunder at any time not to exceed $2,000,000.00 (the "COMMITMENT") and such interest as will have accrued and been outstanding, both payable in the manner set forth below. Borrower may repay any amounts borrowed hereunder without penalty or premium from the date hereof through October 24, 2015 (the "MATURITY DATE").

This Secured Convertible Note relates to that certain Binding Heads Of Agreement Dated October 8, 2012 between Borrower and Creditor (the “HOA”).

1.

Repayment Terms/Conversion. Interest on each advance shall be due and payable quarterly in arrears on the last day of each calendar quarter. All outstanding principal and accrued interest shall be fully due and payable on the Maturity Date, subject to the right of the Creditor to accelerate after the occurrence and continuance of an Event of Default as defined in Section 4 of this Note. In addition, upon the closing of the Merger (as defined in the HOA), all outstanding principal and accrued interest shall be forgiven. Principal and accrued interest shall be paid by wire transfer or by check. At Creditor's option, if Borrower fails to pay all outstanding principal and interest on the Maturity Date, or upon acceleration, Creditor may choose to have all or any part of the outstanding principal and accrued interest repaid in shares of Common Stock of the Borrower at a conversion rate equal to, the VWAP. "VWAP" shall mean the daily volume weighted average sales price (based on a trading day from 9:30 a.m. to 4:00 p.m. eastern time) of the Borrower on the Exchange (as defined below) as reported by Bloomberg Financial LP using the AQR function. The term “EXCHANGE” shall refer to the OTC Bulletin Board, according to which stock exchange the Issuer maintains its primary listing. In the event that Creditor chooses to convert outstanding principal and accrued interest into Common Stock of the Borrower, Creditor shall give written notice to the Borrower of such anticipated conversion no less than fifteen (15) business days prior to the date of conversion.

2.

Interest. Simple interest shall accrue on the outstanding principal amount hereof from the date funds are advanced until payment in full is received by Creditor, which interest shall be equal to 6.0% per annum.

3.	Secured Note. The full amount of this Note is secured by the collateral identified and described as security therefor in the Security Agreement.

4.	Default.

	4.1	Events of Default. The following events are "Events of Default" hereunder:

a.

Default shall be made by the Borrower in the payment of principal of or any interest on the Note after ten (10) days' written notice from the Creditor following the date when the same is due and payable; or

b.

Default shall be made in the due performance or observance of any other material covenant, agreement or provision herein, or in the Security Agreement, to be performed or observed by the Borrower, and such default or breach shall have continued for a period of thirty (30) days after written notice thereof to the Borrower from the Creditor; or

		c.	The Borrower shall be involved in financial difficulties as evidenced:

(i)

by the Borrower filing a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the United States Bankruptcy Code (as now or in the future amended, the "Bankruptcy Code") or an admission seeking the relief therein provided;

			(ii)	by the Borrower making a general assignment for the benefit of its creditors;

(iii)

by the Borrower consenting to the appointment of a receiver or trustee for all or a substantial part of the property of the Borrower or approving as filed in good faith a petition filed against the Borrower under said Bankruptcy Code (in both cases without the consent of the Borrower);

(iv)

the commencement of a proceeding or case, without the application or consent of the Borrower, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower or of all or any substantial part of its assets, or (iii) similar relief in respect of the Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case set forth in (i), (ii), or (iii) above continues undismissed or uncontroverted, or an order, judgement or decree approving or ordering any of the foregoing being entered and continuing unstayed and in effect, for a period of sixty (60) days; or

			(v)	by the Borrower admitting in writing its inability to pay its debts as such debts become due; or

(vi)

Borrower shall be terminated, dissolved or liquidated (as a matter of law or otherwise) or proceedings shall be commenced by the Borrower or by any person seeking the termination, dissolution or liquidation of the Borrower.

4.2

Acceleration. If any one or more Events of Default described in Section 4.1 shall occur and be continuing, then the applicable Creditor may, at such Creditor's option and by written notice to the Borrower, declare the unpaid balance of the Note owing to Creditor to be forthwith due and payable and thereupon such balance shall become so due and payable without presentation, protest or further demand or notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived by the Borrower.

5.

Waiver. Except as provided for herein, Borrower waives presentment, notice of dishonor, protest or notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon and diligence in taking any action to collect any sums owing under this Note or in any proceeding against any of the rights or interests in or to the properties or assets securing payment of this Note.

6.

Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

7.	Successors. The provisions of this Note shall inure to the benefit of and be binding on any successor or Creditor. This Note cannot be assigned by any party hereto.

     In Witness Whereof, the undersigned has caused this Note to be executed and delivered by its duly authorized officer on the date first set forth above.

SANTA FE GOLD CORPORATION

By:__________________________________________
Name: W. Pierce Carson
Title: President & CEO